EXHIBIT 10.3

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into this 7th day of April, 2005 by and between Trilogy Capital Partners, Inc. (“Trilogy”) and Entrada Networks, Inc. (“Entrada”) with reference to the following facts:

A. Trilogy and Entrada are parties to a Letter of Engagement, dated November 10, 2004, pursuant to which Entrada: (i) issued to Trilogy a warrant to purchase up to 10,000,000 shares of Entrada’s common stock at a per share exercise price of $0.12 (the “Warrant”); and (ii) agreed to pay Trilogy $10,000 per month during the term of the Letter of Engagement. As of this date, Entrada has paid the sum of $20,000 to Trilogy (the “Trilogy Payment”).

B. Trilogy and Entrada now wish to terminate Trilogy’s engagement under the Letter of Engagement, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

1. Trilogy’s engagement under the Letter of Engagement is hereby terminated and neither Trilogy nor Entrada shall have any further rights or obligations under the Letter of Engagement except that sections of the Letter of Engagement entitled “Indemnification,” “Corporate Obligation,” “Additional Services,” Attorneys’ Fees” and “Governing Law,” and the parties’ respective rights and obligations thereunder, shall not terminate and shall survive. Trilogy acknowledges that as of the date of this Agreement, it has not performed any “Additional Services” and accordingly as of this date Trilogy has no claim against Entrada for reimbursement for such services.

2. Trilogy agrees to assign to Entrada that portion of the Warrant that evidences the right to purchase 8,500,000 shares of Common Stock. Entrada agrees that Trilogy shall retain that portion of the Warrant evidencing the right to purchase 1,500,000 shares. Trilogy shall execute and deliver to Entrada an assignment of the certificate evidencing the Warrant to purchase 10,000,000 shares against the delivery of a new certificate evidencing the portion of the Warrant that was not assigned to Entrada.

3. This Agreement shall be governed and construed under the laws of the State of California.

4. Entrada and each of its officers, directors, shareholders, employees, agents and attorneys; its predecessors, successors, assignors and assignees; its affiliates; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, with Entrada, the “Entrada Releasors”) do hereby release and forever discharge Trilogy and its affiliates and their respective officers, directors, employees, shareholders, agents and attorneys; their respective predecessors, successors, assignors and assignees; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, the “Trilogy Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, whether known or unknown, fixed or contingent, which the Entrada Releasors now or may hereafter have against the Trilogy Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof which is based upon, arises out of, or relates to the Letter of Engagement or Trilogy’s services pursuant to the Letter of Engagement.

5. Trilogy and each of its officers, directors, shareholders, employees, agents and attorneys; its predecessors, successors, assignors and assignees; its affiliates; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, with Trilogy, the “Trilogy Releasors”) do hereby release and forever discharge Entrada and its affiliates and their respective officers, directors, employees, shareholders, agents and attorneys; their respective predecessors, successors, assignors and assignees; and all persons and entities acting by, through, under, or in concert with them or any of them (collectively, the “Entrada Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, whether known or unknown, fixed or contingent, which the Trilogy Releasors now or may hereafter have against the Entrada Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof which is based upon, arises out of, or relates to the Letter of Engagement, except for claims arising from obligations of Entrada under sections of the Letter of Engagement which survive pursuant to Section 1 of this Agreement.

6. Each of Trilogy and Entrada acknowledges that it has been advised by it legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of Trilogy and Entrada expressly waives any rights it may have under such statute.

7. This Agreement may be signed in any number of counterparts, which counterparts shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

8. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

9. This Agreement constitutes the entire Agreement among the parties, supersedes all prior agreements, and may not be modified or amended except in writing executed by all parties hereto.

10. This Agreement will be binding upon the parties hereto, and their respective administrators, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

ENTRADA NETWORKS, INC. By: /s/ Kanwar J. S. Chadha Kanwar J.S. Chadha Ph.D President and Chief Executive Officer	TRILOGY CAPITAL PARTNERS, INC. By: /s/ Paul Karon Paul Karon President